As filed with the Securities and Exchange Commission on May 11, 2020

Registration No. 033-23671

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
(Post-Effective Amendment No. 1)

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Continental Materials Corporation

(Exact name of registrant as specified in its charter)

Delaware	36-2274391
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

440 South La Salle Street, Suite 3100, Chicago, Illinois	60605
(Address of principal executive offices)	(Zip Code)

CONTINENTAL MATERIALS CORPORATION EMPLOYEES PROFIT SHARING RETIREMENT PLAN

(Full Title of the Plan)

Paul Ainsworth

Chief Financial Officer

Continental Materials Corporation

440 S. LaSalle Drive, Suite 3100

Chicago, IL 60605

(312) 541-7200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Continental Materials Corporation (the “Registrant”), is filing this Post-Effective Amendment No.1 to Registration Statement No. 033-23671 on Form S-8 (collectively, the “Registration Statement”) filed on August 10, 1988 with the Securities and Exchange Commission (“SEC”) to deregister any and all securities that remain unsold under the Registration Statement.

On May 1, 2020, the Registrant filed with the SEC a Form 25 Notification of Removal from Listing in connection with its previously announced plan to voluntarily delist its Common Stock, $0.25 par value per share (the “Common Stock”), from the NYSE American Stock Exchange (the “Exchange”). The Company expects the delisting to be effective May 11, 2020, at which time the Common Stock will no longer be traded on the Exchange.

Shortly after filing this Post-Effective Amendment, the Registrant anticipates that it will file with the SEC a Form 15 to deregister its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and suspend its reporting obligations under Section 15(d) of the Exchange Act, as the Common Stock is held by less than 300 stockholders of record.

Effective upon filing hereof, the Company hereby removes from registration all of the securities which are registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 11th day of May 2020.

Continental Materials Corporation

By:	/s/ PAUL A. AINSWORTH
Paul A. Ainsworth
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.